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EXHIBIT 99.10

     AGREEMENT made this _____ day of ___________, 2000, by and between CASTLE SECURITIES CORP., 45 Church Street, Freeport, NY
11520 (the "Underwriter") and William Sutherland ("Security
Holder")

     WHEREAS, Exhaust Technologies, Inc. (the "Company"), a corporation organized under the laws of the State of Washington, desires to have the Underwriter enter into an underwriting agreement on a best efforts basis with the Company in respect to the public offering of the Company's securities; and

     WHEREAS, the Underwriter as a condition to entering into an underwriting agreement on a best efforts basis with the Company with respect to the public offering of the Company's securities requires that the Company's officers and directors and Matthew Sterling, the son of the Company's President, Robert Sterling, agree among other things, not to sell, transfer or convey any stock, options, warrants to purchase stock and securities convertible into stock of the Company, hereinafter referred to as "Restricted Securities", by registration or otherwise for a period of two (2) years from the date when the Company's public offering becomes effective with the Securities & Exchange Commission (the "Effective Date"), except that Robert Sterling the Company's President and his son, Matthew Sterling, may resell in the aggregate up to 200,000 shares provided the bid price for the Company's Common Stock is at least $10.00 after one (1) year from the Effective Date, without the Underwriter's prior written consent.

     NOW, THEREFORE, it is agreed as follows:

     1. The Security Holder warrants and represents that he is the owner, both of record and beneficially, of the number and type of Restricted Securities indicated along side of his name and agrees not to publicly sell, transfer or convey by registration or otherwise any of such Restricted Securities for a period of two (2) years from the Effective Date of the Company's public offering without the Underwriter's prior written consent or any greater period required by any State in which the securities of the Company's public offering are registered; and, that thereafter, and for a period of two (2) years all sales pursuant to Rule 144 shall be effectuated through or with the Underwriter.

     2. An appropriate legend indicating the existence of this Agreement, shall be placed on the face of the certificates representing all of such Registered Securities.


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     3.  This Agreement shall be construed pursuant to the laws of the State of New York.


                              CASTLE SECURITIES CORP.



                              by:  ________________________
                                   MICHAEL T. STUDER,  President



Number and type of                 ___________________________
Restricted Securities:             WILLIAM SUTHERLAND

_____________________________